NEWS Contact: Margaret M. Loebl Vice President, Chief Financial Officer & Treasurer loeblm@quakerchem.com T. 610.832.4160

For Release: Immediate

QUAKER CHEMICAL ANNOUNCES SECOND QUARTER 2013 RESULTS

•	Net sales up 5% from second quarter of 2012
•	Net operating cash flow of $16 million in the quarter

July 29, 2013

CONSHOHOCKEN, PA – Quaker Chemical Corporation (NYSE: KWR) today announced net sales of $184.8 million for the second quarter of 2013, up approximately 5% compared to the second quarter of 2012 net sales of $176.8 million. Earnings per diluted share for the second quarter of 2013 were $1.22 compared to $0.85 for the second quarter of 2012, with non-GAAP earnings per diluted share increasing to $1.00 for the second quarter of 2013 from $0.90 in the second quarter of 2012. See Non-GAAP Measures section below. For the first six months of 2013, the Company reported net sales of $361.0 million, up approximately 2% compared to the first six months of 2012 net sales of $354.4 million. Earnings per diluted share for the first six months of 2013 were $2.26 compared to earnings per diluted share of $1.80 for the first six months of 2012, with non-GAAP earnings per diluted share increasing to $1.96 for the first six months of 2013 from $1.81 in the first six months of 2012. See Non-GAAP Measures section below.

Michael F. Barry, Chairman, Chief Executive Officer and President, commented, “We are pleased to report solid results in the second quarter given the challenging global economic environment. Our market share gains and acquisitions have helped us to grow despite weak conditions in numerous parts of the world, especially in Europe.”

Mr. Barry concluded, “Going forward, we believe we will continue to face challenging market conditions around the world with Europe continuing to be the most pronounced. In addition, we do expect some of our raw material prices to increase in the second half of the year. However, we remain optimistic about our future and expect 2013 to be another good year for Quaker.”

Second Quarter of 2013 Summary

Net sales for the second quarter of 2013 were $184.8 million, an increase of approximately 5% from net sales of $176.8 million in the second quarter of 2012. Product volumes, including acquisitions, increased revenues by approximately 6%, which was partially offset by a decrease of less than 1% due to selling and price mix. The impact on net sales due to foreign exchange rate translation was relatively consistent between the second quarter of 2013 and the second quarter of 2012.

Gross profit increased approximately $6.7 million, or approximately 11%, from the second quarter of 2012. The increase in gross profit was primarily driven by an improvement in gross margin to 36.4% from 34.3% in the second quarter of 2012 and 35.5% in the first quarter of 2013. The increase in gross margin reflects that the Company’s product margins have returned to more acceptable levels.

Quaker Chemical Corporation One Quaker Park, 901 E. Hector Street, Conshohocken, PA 19428-2380 USA P: 610.832.4000 F: 610.832.8682 quakerchem.com

Selling, general and administrative expenses (“SG&A”) increased $3.9 million, or approximately 9%, from the second quarter of 2012, primarily due to increased costs related to acquisitions, higher incentive compensation and higher selling, inflationary and other labor related costs. Included in SG&A for the second quarter of 2013 was an expense of approximately $0.4 million, or $0.02 per diluted share, which related to actions taken to streamline the costs of certain business operations. Included in the second quarter of 2012 were charges of $1.2 million, or $0.06 per diluted share, associated with the bankruptcies of certain U.S. customers and $0.6 million, or $0.03 per diluted share, related to the transition of the Company’s CFO.

Other income for the second quarter of 2013 included a refund of $2.5 million, or $0.14 per diluted share, related to excise taxes paid on certain mineral oil sales, which was partially offset by an increase in the fair value of an acquisition’s earnout liability of $0.7 million, or $0.03 per diluted share. Also, there were lower foreign exchange rate translation losses in the second quarter of 2013 compared to the second quarter of 2012, contributing to the increase in other income.

The decrease in interest expense was due to lower average borrowings and lower interest rates experienced in the second quarter of 2013 as compared to the second quarter of 2012.

The increase in equity in net income of associated companies from the second quarter of 2012 was primarily due to higher earnings related to the Company’s equity interest in a captive insurance company. Earnings from this affiliate were $1.7 million, or $0.13 per diluted share, in the second quarter of 2013 compared to $0.6 million, or $0.04 per diluted share, in the second quarter of 2012.

Changes in foreign exchange rates negatively impacted the second quarter of 2013 net income by approximately $0.1 million, or $0.01 per diluted share.

Year-to-Date Summary

Net sales for the first six months of 2013 were $361.0 million, an increase of approximately 2% from $354.4 million in the first six months of 2012. Product volumes, including acquisitions, increased revenues by approximately 3%, which were partially offset by a decrease due to foreign exchange rate translation of approximately 1%. The effect of selling and price mix on net sales was relatively consistent in the first six months of 2013 compared to the first six months of 2012.

Gross profit increased by approximately $9.5 million, or approximately 8%, from the first six months of 2012. The increase in gross profit was driven by an improvement in gross margin to 36.0% from 34.0% in the first six months of 2012, reflective of the Company’s product margins returning to more acceptable levels, as noted above.

SG&A increased approximately $6.0 million, or approximately 7%, from the first six months of 2012, primarily due to increased costs related to acquisitions, higher incentive compensation and higher selling, inflationary and other labor related costs. Also, included in SG&A for the first six months of 2013, was an expense related to streamlining the costs of certain business operations, noted above. Compared to these increases in SG&A for the first six months of 2013, there were decreases due to foreign exchange rate translation and the prior year costs associated with the bankruptcies and CFO transition, noted above.

Other income increased in the first six months of 2013 compared to the first six months of 2012 primarily due to the mineral oil excise tax refund, partially offset by an increase in the acquisition-related earnout liability, noted above. Also, there were lower foreign exchange rate translation losses in the first six months of 2013 compared to the first six months of 2012, contributing to the increase in other income.

Interest expense was lower in the first six months of 2013 compared to the first six months of 2012 due to lower interest rates and lower average borrowings.

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The Company’s effective tax rates for the first six months of 2013 and 2012 of 28.3% and 26.1%, respectively, reflect decreases in reserves for uncertain tax positions due to the expiration of applicable statutes of limitations for certain tax years of approximately $0.10 and $0.12 per diluted share, respectively. Also contributing to the increase in the effective tax rate is an increase in the statutory tax rate in China from 15%, in 2012, to 25%, in 2013. While the Company’s recertification of its Chinese subsidiary’s high tech status is pending, the Company will record tax expense at the current statutory rate of 25%. The Company has experienced and expects to further experience volatility in its effective tax rates due to the varying timing of tax audits and the expiration of applicable statutes of limitations as they relate to uncertain tax positions, among other factors. The Company currently estimates that its effective tax rate will be in the high twenty percent range for the full year of 2013.

Equity in net income of associated companies increased due to higher earnings related to the Company’s equity interest in a captive insurance company in the first six months of 2013 compared to the first six months of 2012. Earnings attributable to this equity interest increased from approximately $1.0 million, or $0.08 per diluted share, for the first six months of 2012 to approximately $3.1 million, or $0.24 per diluted share, for the first six months of 2013. Included in the Company’s equity in net income of associated companies for the first six months of 2013 was a non-cash out-of-period adjustment of approximately $1.0 million, primarily related to a reinsurance contract. This increase in equity in net income of associated companies was partially offset by a charge of approximately $0.4 million, or $0.03 per diluted share, related to the devaluation of the Venezuelan Bolivar Fuerte during 2013.

Changes in foreign exchange rates negatively impacted the first six months of 2013 net income by approximately $0.2 million, or $0.01 per diluted share.

Balance Sheet and Cash Flow Items

The Company’s net operating cash flow for the second quarter of 2013 was $16.2 million, which increased its year-to-date 2013 net operating cash flow to $27.5 million as compared to $21.9 million for the first six months of 2012. The increase in the Company’s net operating cash flow during the first six months of 2013 was primarily driven by increased net income and improved working capital management. During the second quarter of 2013, the Company revised its credit facility, increasing the amount available for borrowings from $175 million to $300 million, which provides the Company further financial flexibility for potential future initiatives. In addition to the revised facility, the Company’s current liquidity remains strong, as its cash position continued to exceed its debt at June 30, 2013 and its consolidated leverage ratio continued to be less than one times EBITDA.

Non-GAAP Measures

Included in this public release is a non-GAAP financial measure of non-GAAP earnings per diluted share. The Company believes this non-GAAP financial measure provides meaningful supplemental information as it enhances a reader’s understanding of the financial performance of the Company, is more indicative of future operating performance of the Company, and facilitates a better comparison among fiscal periods, as the non-GAAP measure excludes items that are not considered core to the Company’s operations. Non-GAAP results are presented for supplemental informational purposes only and should not be considered a substitute for the financial information presented in accordance with GAAP.

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The following is a reconciliation between the non-GAAP (unaudited) financial measure of non-GAAP earnings per diluted share to its most directly comparable GAAP (unaudited) measure:

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
GAAP earnings per diluted share attributable to Quaker Chemical Corporation Common Shareholders	$1.22	$0.85	$2.26	$1.80

CFO transition costs per diluted share	--	0.03	--	0.03

Customer bankruptcy costs per diluted share	--	0.06	--	0.06

Mineral oil excise tax refund per diluted share	(0.14)	--	(0.14)	--

Change in acquisition-related earnout liability per diluted share	0.03	--	0.03	--

Cost streamlining initiatives per diluted share	0.02	--	0.02	--

Devaluation of the Venezuelan Bolivar per diluted share	—	—	0.03	—

Equity income in a captive insurance company per diluted share	(0.13)	(0.04)	(0.24)	(0.08)

Non-GAAP earnings per diluted share	$1.00	$0.90	$1.96	$1.81

Forward-Looking Statements

This release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements. A major risk is that the Company’s demand is largely derived from the demand for its customers’ products, which subjects the Company to downturns in a customer’s business and unanticipated customer production shutdowns. Other major risks and uncertainties include, but are not limited to, significant increases in raw material costs, customer financial stability, worldwide economic and political conditions, foreign currency fluctuations, future terrorist attacks and other acts of violence. Other factors could also adversely affect us. Therefore, we caution you not to place undue reliance on our forward-looking statements. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

Conference Call

As previously announced, Quaker Chemical’s investor conference call to discuss the second quarter of 2013 results is scheduled for July 30, 2013 at 8:30 a.m. (ET). A live webcast of the conference call, together with supplemental information, can be accessed through the Company’s Investor Relations website at http://www.quakerchem.com. You can also access the conference call by dialing 877-269-7756.

About Quaker

Quaker Chemical is a leading global provider of process fluids, chemical specialties, and technical expertise to a wide range of industries, including steel, aluminum, automotive, mining, aerospace, tube and pipe, cans, and others.  For nearly 100 years, Quaker has helped customers around the world achieve production efficiency, improve product quality, and lower costs through a combination of innovative technology, process knowledge, and customized services. Headquartered in Conshohocken, Pennsylvania USA, Quaker serves businesses worldwide with a network of dedicated and experienced professionals whose mission is to make a difference.

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Quaker Chemical Corporation

Condensed Consolidated Statement of Income

(Dollars in thousands, except per share data)

	(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Net sales	$184,846	$176,797	$361,039	$354,435

Cost of goods sold	117,532	116,161	231,117	234,004

Gross profit	67,314	60,636	129,922	120,431
%	36.4%	34.3%	36.0%	34.0%

Selling, general and administrative expenses	47,521	43,653	92,718	86,746

Operating income	19,793	16,983	37,204	33,685
%	10.7%	9.6%	10.3%	9.5%

Other income (expense), net	2,301	(134)	2,647	207
Interest expense	(762)	(1,151)	(1,506)	(2,325)
Interest income	229	137	398	260
Income before taxes and equity in net income of associated companies	21,561	15,835	38,743	31,827

Taxes on income before equity in net income of associated companies	6,828	4,874	10,961	8,319
Income before equity in net income of associated companies	14,733	10,961	27,782	23,508

Equity in net income of associated companies	1,942	777	3,084	1,342

Net income	16,675	11,738	30,866	24,850

Less: Net income attributable to noncontrolling interest	592	630	1,164	1,377

Net income attributable to Quaker Chemical Corporation	$16,083	$11,108	$29,702	$23,473
%	8.7%	6.3%	8.2%	6.6%

Per share data:
Net income attributable to Quaker Chemical Corporation Common Shareholders - basic	$1.22	$0.86	$2.26	$1.81
Net income attributable to Quaker Chemical Corporation Common Shareholders - diluted	$1.22	$0.85	$2.26	$1.80

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Quaker Chemical Corporation

Condensed Consolidated Balance Sheet

(Dollars in thousands, except par value and share amounts)

	(Unaudited)

	June 30,	December 31,
	2013	2012
ASSETS

Current assets
Cash and cash equivalents	$38,546	$32,547
Accounts receivable, net	162,105	154,197
Inventories, net	74,023	72,471
Prepaid expenses and other current assets	17,722	18,595
Total current assets	292,396	277,810

Property, plant and equipment, net	85,142	85,112
Goodwill	58,334	59,169
Other intangible assets, net	32,806	32,809
Investments in associated companies	16,554	16,603
Deferred income taxes	28,437	30,673
Other assets	35,824	34,458
Total assets	$549,493	$536,634

LIABILITIES AND EQUITY

Current liabilities
Short-term borrowings and current portion of long-term debt	$1,337	$1,468
Accounts and other payables	76,191	70,794
Accrued compensation	13,013	16,842
Other current liabilities	25,618	18,688
Total current liabilities	116,159	107,792
Long-term debt	22,550	30,000
Deferred income taxes	6,147	6,383
Other non-current liabilities	92,280	102,783
Total liabilities	237,136	246,958

Equity
Common stock, $1 par value; authorized 30,000,000 shares; issued 13,168,484 shares	13,168	13,095
Capital in excess of par value	97,085	94,470
Retained earnings	238,580	215,390
Accumulated other comprehensive loss	(45,252)	(41,855)
Total Quaker shareholders' equity	303,581	281,100
Noncontrolling interest	8,776	8,576
Total equity	312,357	289,676
Total liabilities and equity	$549,493	$536,634

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Quaker Chemical Corporation

Condensed Consolidated Statement of Cash Flows

For the six months ended June 30,

(Dollars in thousands)

	(Unaudited)
	2013	2012
Cash flows from operating activities
Net income	$30,866	$24,850
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	6,125	5,969
Amortization	1,763	1,465
Equity in undistributed earnings of associated companies, net of dividends	(1,021)	(1,158)
Deferred compensation and other, net	(1,080)	1,332
Stock-based compensation	2,152	2,078
Gain on disposal of property, plant and equipment	(224)	(13)
Insurance settlement realized	(384)	(808)
Pension and other postretirement benefits	(1,884)	(1,951)
(Decrease) increase in cash from changes in current assets and current liabilities, net of acquisitions:
Accounts receivable	(9,913)	(7,031)
Inventories	(2,269)	(3,871)
Prepaid expenses and other current assets	(286)	(1,946)
Accounts payable and accrued liabilities	3,650	3,025
Net cash provided by operating activities	27,495	21,941

Cash flows from investing activities
Capital expenditures	(5,202)	(6,423)
Payments related to acquisitions	(2,478)	-
Proceeds from disposition of assets	345	84
Insurance settlement interest earned	28	35
Change in restricted cash, net	356	773
Net cash used in investing activities	(6,951)	(5,531)

Cash flows from financing activities
Repayments of long-term debt	(7,563)	(1,754)
Dividends paid	(6,428)	(6,213)
Stock options exercised, other	84	(925)
Excess tax benefit related to stock option exercises	452	1,420
Distributions to noncontrolling shareholders	-	(30)
Net cash used in financing activities	(13,455)	(7,502)

Effect of exchange rate changes on cash	(1,090)	(565)
Net increase in cash and cash equivalents	5,999	8,343
Cash and cash equivalents at the beginning of the period	32,547	16,909
Cash and cash equivalents at the end of the period	$38,546	$25,252